Exhibit 16.1

October 4, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Benson Hill Inc. (formerly known as Star Peak Corp II) included under Item 4.01 of its Form 8-K dated October 4, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 1, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York